Exhibit 5.1
March 28, 2007
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
Ladies and Gentlemen:
     We have acted as counsel for Sandy Spring Bancorp, Inc. (the “Corporation”) in connection with an Agreement and Plan of Merger dated as of December 13, 2006 (the “Agreement”) by and between the Corporation and CN Bancorp, Inc. (“CNB”), pursuant to which CNB will merge with and into the Corporation. We have also acted as counsel to the Corporation in connection with the Corporation’s Registration Statement on Form S-4, Registration No. 333-141163 (such Registration Statement, including all exhibits and amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 729,146 shares of common stock (par value $1.00 per share) of the Corporation (the “Shares”) pursuant to the Agreement.
     In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:
(i) the Registration Statement;
(ii) the Articles of Incorporation and By-Laws of the Corporation, as amended and as currently in effect;
(iii) certain resolutions of the Board of Directors of the Corporation relating to the issuance of the Shares and other transactions contemplated by the Registration Statement;
(iv) the Agreement; and
(v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to
Washington, DC	New York, NY	Los Angeles, CA

Sandy Spring Bancorp, Inc.
March 28, 2007

original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others.
     Based upon and subject to the foregoing, we are of the opinion that when sold, issued and paid for as contemplated in the Registration Statement, the Shares will be validly issued and will be fully paid and non-assessable.
     The law covered by the opinion set forth above is limited to the Maryland General Corporation Law. No other opinion is expressed herein as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Dickstein Shapiro LLP